CONSENT OF INDEPENDENT ACCOUNTANTS

                       ___________________



          We consent to the incorporation by reference in the registration statement of Legg Mason, Inc. on Form S-8 (which registers 1,000,000 shares of Legg Mason, Inc. Common Stock under the Company's Employee Stock Purchase Plan) of our reports dated May 2, 1995, on our audits of the consolidated financial statements and financial statement schedules of Legg Mason, Inc. and Subsidiaries as of March 31, 1995 and 1994, and for each of the three years in the period ended March 31, 1995, which reports are included in Legg Mason, Inc.'s 1995 Annual Report on Form
10-K.




                              /s/ Coopers & Lybrand L.L.P.
                              COOPERS & LYBRAND L.L.P.





Baltimore, Maryland
July 31, 1995

















                                             Exhibit 23(a)